As filed with the Securities and Exchange Commission on February 2, 2021.

Registration No. 333-249417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virpax Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	82-1510982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1554 Paoli Pike, #279

West Chester, PA 19380

(484) 880-4588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Mack

Chief Executive Officer

1554 Paoli Pike, #279

West Chester, PA 19380

(484) 880-4588

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Jeffrey J. Fessler Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 634-3067

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.00001 par value per share(3)	$17,250,000.00	$1,881.98
Underwriter’s warrant(4)	—	—
Common Stock underlying underwriter’s warrant(5)	$1,078,125.00	$117.62
Total	$18,328,125.00	$1,999.60	(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Includes shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the price per share sold in this offering
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-249417) of Virpax Pharmaceuticals, Inc. is being filed solely to file Exhibits 1.1, 4.1 and 5.1. Accordingly, this Amendment No. 4 consists of only the facing page, this explanatory note, Part II of the Registration Statement, including the signature page, the exhibit index, and Exhibits 1.1, 4.1 and 5.1 filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount
Securities and Exchange Commission registration fee	$1,999.60
FINRA filing fee	$3,250.00
Underwriter Legal Fees and Expenses	$90,000.00
Nasdaq Capital Market listing fees	$50,000.00
Accountants’ fees and expenses	$100,000.00
Legal fees and expenses	$300,000.00
Transfer Agent’s fees and expenses	$10,000.00
Printing and engraving expenses	$45,000.00
Non-accountable expenses to underwriters	$150,000.00
Miscellaneous	$4,750.40
Total expenses	$755,000.00

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Initial Capitalization

In May 2017, we issued 2,730,438 shares of our common stock to Virpax Pharmaceuticals, LLC. Anthony Mack, our Chief Executive Officer, and Jeffrey Gudin, our Executive Vice President and Chief Medical Officer, are the members of Virpax Pharmaceuticals, LLC. These shares were issued to Virpax Pharmaceutical, LLC as consideration for founding the Company.

Issuances of Capital Stock

Between June 2017 and January 8, 2021, we issued a total of 346,303 shares of our common stock in private placements to certain investors at a purchase price of $9.89 per share.

Stock Options

Between June 2017 and January 8, 2021, we granted stock options to purchase an aggregate of 541,719 shares of our common stock with an exercise price of $9.89 per share to our employees, consultants and directors pursuant to the 2017 Plan.

Service Provider Warrant

On April 2, 2020, as compensation under a Contractor Agreement between us and a service provider, we granted a stock option to purchase 5,056 shares of our common stock with an exercise price of $9.89 per share to the service provider. The Contractor Agreement terminated pursuant to its terms in March 2020. Pursuant to the terms of the stock option agreement, the stock option was forfeited 90 days after grant if it had not been exercised earlier. Upon discussions with the service provider and in satisfaction of all compensation due under the Contractor Agreement, we issued to the service provider a warrant exercisable for 5,056 shares of our common stock with an exercise price of $9.89 per share.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “Initial Capitalization,” “Issuances of Stock” and “Service Provider Warrant” to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “Stock Options” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation of Virpax Pharmaceuticals, Inc., as currently in effect.**
3.2	Form of Amended and Restated Certificate of Incorporation of Virpax Pharmaceuticals, Inc., to be effective upon completion of this offering.**
3.3	Bylaws of Virpax Pharmaceuticals, Inc., as currently in effect.***
3.4	Form of Amended and Restated Bylaws of Virpax Pharmaceuticals, Inc. to be effective upon completion of this offering.**
3.5	Certificate of Amendment to the Certificate of Incorporation of Virpax Pharmaceuticals, Inc.**
4.1	Specimen Certificate representing shares of common stock of Virpax Pharmaceuticals, Inc.**
4.2	Form of Underwriter’s Warrant.*
4.3	Form of Consultant Warrant**
5.1	Opinion of Lowenstein Sandler LLP regarding the validity of the common stock being registered.*
10.1	Form of Indemnification Agreement entered into by Virpax Pharmaceuticals, Inc. with its Officers and Directors**
10.2	Virpax Pharmaceuticals, Inc. 2017 Equity Incentive Plan.†**
10.3	Form of Nonqualified Stock Option Award under 2017 Equity Incentive Plan.†**
10.4	Form of Incentive Stock Option Award under 2017 Equity Incentive Plan.†**
10.5	Employment Agreement by and between Virpax Pharmaceuticals, Inc. and Anthony Mack, dated as of September 18, 2018.†**
10.6	Consulting Agreement by and between Virpax Pharmaceuticals, Inc. and Gerald Bruce, dated as of March 11, 2020.†**
10.7	License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of June 6, 2017.**#
10.8	First Amendment to the License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of September 2, 2017.**#
10.9	Second Amendment to the License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of October 31, 2017.**#
10.10	Research and Option Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of April 11, 2017.**#
10.11	First Amendment to the Research and Option Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of May 30, 2018.**#
10.12	License and Sublicense Agreement by and between LipoCureRx, Ltd. and Virpax Pharmaceuticals, Inc., dated as of March 19, 2018.**#
10.13	Collaboration and License Agreement by and between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of April 11, 2019.**#

Exhibit No.	Description of Document
10.14	Amendment to the Collaboration and License Agreement by and between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of December 30, 2019.**#
10.15	Agreement for the Rendering of Research Services by and between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and Virpax Pharmaceuticals, Inc., dated as of May 12, 2019.**#
10.16	Agreement for the Rendering of Research Services by and between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and Virpax Pharmaceuticals, Inc., dated as of October 11, 2020.**#
10.17	Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated August 7, 2020.**#
10.18	Promissory Note, dated October 1, 2018, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.19	Amendment No. 1 to the Promissory Note Dated October 1, 2018, dated April 6, 2020, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.20	Promissory Note, dated January 15, 2019, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.21	Amendment No. 1 to the Promissory Note Dated January 15, 2019, dated April 6, 2020, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.22	Service Provider Convertible Note Purchase Agreement, dated August 29, 2019, between Virpax Pharmaceuticals, Inc. and RRD International, LLC.**
10.23	First Amendment to the Services Convertible Promissory Note, dated March 25, 2020, between Virpax Pharmaceuticals, Inc. and RRD International, LLC.**
10.24	Second Amendment to the Services Convertible Promissory Note, dated as of September 30, 2020, between Virpax Pharmaceuticals, Inc. and RRD International, LLC.**
10.25	Third Amendment to the Services Convertible Promissory Note, dated as of November 30, 2020, between Virpax Pharmaceuticals, Inc. and RRD International, LLC.**
10.26	Paycheck Protection Program Term Note, dated May 4, 2020, between Virpax Pharmaceuticals, Inc. and PNC Bank, National Association.**
10.27	Cooperative Research and Development Agreement, dated August 25, 2020, between the U.S. Department of Health and Human Services, as represented by National Center for Advancing Translational Sciences an Institute or Center of the National Institutes of Health and Virpax Pharmaceuticals, Inc.**
10.28	Independent Contractor Agreement, dated May 1, 2020, between Virpax Pharmaceuticals, Inc. and Chipman & Chipman, LLC.**†
10.29	Amendment No. 2 to the Promissory Note Dated October 1, 2018, dated October 28, 2020, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.30	Amendment No. 2 to the Promissory Note Dated January 15, 2019, dated October 28, 2020, between Anthony Mack and Virpax Pharmaceuticals, Inc.**
10.31	Amendment No. 1 to the Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of December 31, 2020.**
10.32	Fourth Amendment to the Services Convertible Promissory Note, dated as of December 31, 2020, between Virpax Pharmaceuticals, Inc. and RRD International, LLC**
10.33	Short Term Note Agreement between Anthony P. Mack and Virpax Pharmaceuticals, Inc., dated January 7, 2021**
10.34	Short Term Note Agreement between Christopher Chipman and Virpax Pharmaceuticals, Inc., dated January 7, 2021**
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm for the financial statements of Virpax Pharmaceuticals, Inc.**
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this Registration Statement)**

*	Filed herewith
**	Previously filed
†	Denotes management compensation plan or contract.
#	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on the 2nd day of February, 2021.

Virpax Pharmaceuticals, Inc.

By:	/s/ Anthony Mack
	Name:	Anthony Mack
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Anthony Mack	Chief Executive Officer (Principal Executive Officer)	February 2, 2021
Anthony Mack	and Chairman of the Board of Directors

/s/ Christopher Chipman	Chief Financial Officer (Principal Financial Offier)	February 2, 2021
Christopher Chipman

*	Director and Chairman, Compensation Committee,	February 2, 2021
Eric Floyd, PhD	Scientific and Technology Committee

*	Chief Medical Officer, Director	February 2, 2021
Jeffrey Gudin, MD

*	Director and Chairman, Audit Committee	February 2, 2021
Jerrold Sendrow, CFP

*	Director and Chairman, Corporate Governance	February 2, 2021
Thani Jambulingam, PhD

*	Director	February 2, 2021
Gary Jacob, PhD

*	Director	February 2, 2021
Vanila M. Singh, MD

*By:	/s/ Christopher Chipman
Christopher Chipman, Attorney-in-Fact